                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

         Filed by the Registrant /x/

         Filed by a Party other than the Registrant / /

         Check the appropriate box:

         / /  Preliminary Proxy Statement     / /  Confidential, or Use of the
                                                   Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

         /x/  Definitive Proxy Statement

         / /  Definitive Additional Materials

         / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                The Stanley Works
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         / /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
              14a-6(i) (2) or Item 22(a)(2) of Schedule 14A.

         / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
         (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

---------------------------------------------------------------------------
         (4)  Proposed maximum aggregate value of transaction:

---------------------------------------------------------------------------
         (5)  Total Fee paid:

---------------------------------------------------------------------------

         /x/  Fee paid previously with preliminary materials.

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
         (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
         (3)  Filing Party:

--------------------------------------------------------------------------------
         (4)  Date Filed:

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



[STANLEY WORKS LOGO]           THE STANLEY WORKS


                                                                   March 6, 1996


Dear Fellow Shareholder:

      You are cordially invited to attend Stanley's Annual Meeting of Share-holders to be held at 9:30 a.m. on Wednesday, April 17, 1996, at the Stanley Center, 1255 Corbin Avenue, New Britain, Connecticut.


      You will be asked at the meeting to elect directors and to approve Ernst & Young LLP as Stanley's independent auditors for 1996.

      You will also be asked to approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized common shares from 110,000,000 to 200,000,000.


      As set forth in the accompanying Proxy Statement, which you are urged to read, your Board of Directors recommends that you vote "FOR" the proposals.

      At the meeting, management will also report on Stanley's affairs and a discussion period will be provided for questions and comments.

      The Board of Directors appreciates and encourages shareholder participation in Stanley's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request you to SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AT YOUR EARLIEST CONVENIENCE.

      Thank you for your cooperation.

                                                     Very truly yours,

                                                     RICHARD H. AYERS
                                                     Chairman and
                                                      Chief Executive Officer

                               THE STANLEY WORKS

NOTICE OF
ANNUAL MEETING
OF SHAREHOLDERS


                                                                   March 6, 1996


To the Shareholders:

      The Annual Meeting of Shareholders of The Stanley Works will be held at the Stanley Center, 1255 Corbin Avenue, New Britain, Connecticut on Wednesday, April 17, 1996, at 9:30 a.m., for the following purposes:

      (1)   To elect eight directors.


      (2) To approve an amendment to the Restated Certificate of Incorporation to increase the number of authorized common shares from 110,000,000 to 200,000,000.

      (3) To approve Ernst & Young LLP as independent auditors of the Corporation for the year 1996.


      (4) To transact such other business as may properly come before the meeting or any adjournment thereof.


        Shareholders of record at the close of business on February 9, 1996 are entitled to vote at the meeting.

                                                           STEPHEN S. WEDDLE
                                                                       Secretary

================================================================================

WHETHER YOU OWN ONE SHARE OR MANY, YOU ARE URGED TO SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE POSTAGE PAID ENVELOPE PROVIDED.

IMPORTANT

                                THE STANLEY WORKS
                         NEW BRITAIN, CONNECTICUT 06053
                            TELEPHONE (860) 225-5111


                                                                   March 6, 1996


                                PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

APRIL 17, 1996

      The accompanying proxy and this proxy statement are first being sent to shareholders on March 8, 1996; such proxy is solicited by the Board of Directors and all the expenses of the solicitation will be borne by the Corporation. The solicitation will be by mail, and may also be made personally and by telephone by officers and employees of the Corporation and by representatives of Morrow
& Co., Inc.; the additional expense of the latter's assistance is estimated not to exceed $6,000. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Corporation will reimburse them for their reasonable expenses in so doing.

VOTING


     The Corporation has only one class of shares outstanding. The Board of Directors has fixed the close of business on February 9, 1996 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. As of February 9, 1996, there were outstanding (exclusive of shares held in the treasury) 44,755,982 common shares of $2.50 par value, each such share being entitled to one vote. At any time prior to the meeting, a share-holder may revoke his or her proxy by filing a proxy bearing a later date. If a shareholder attends the meeting, such shareholder may revoke his or her proxy at that time and vote in person. Proxies will be voted as directed by the shareholder, and, if the shareholder so directs in the space indicated on the proxy, will be kept confidential from the Corporation pursuant to the Corpora-tion's policy on confidential proxy voting. Unless otherwise directed, proxies will be voted for the election of the eight nominees for director listed below, for the approval of the amendment to the Restated Certificate of Incorporation, and for the approval of Ernst & Young LLP as the independent auditors of the Corporation. Signed but unmarked proxies will be counted as favorable votes; pursuant to Connecticut law, broker non-votes and proxies marked as abstentions will not be counted as favorable votes. The favorable vote of a majority of the shares represented at the meeting is required for the election of directors, and for the approval of Ernst & Young LLP. The favorable vote of a majority of the outstanding shares is required for the approval of the amendment to the Restated Certificate of Incorporation. Pursuant to the Corporation's By-Laws, no business may be transacted at the meeting other than the business specified in the notice of the meeting, business properly brought before the meeting at the direction of the Board of Directors, and business properly brought before the meeting by a shareholder who has given notice to the Corporation's Secretary received after January 20, 1996 and before February 19, 1996; no such notice has been received.

ELECTION OF DIRECTORS

     By action of the Board of Directors pursuant to the provisions of the Corporation's By-Laws, the number of directors to be elected is eight. Pursuant to the Corporation's By-Laws, any nomination by a shareholder must be by proper notice given to the Corporation's Secretary not later than March 18, 1996. The nominations of the Board of Directors are set forth on pages 2, 3 and 4. The persons elected as directors will serve until the Annual Meeting of Shareholders indicated, and in each case until the particular director's successor has been elected and qualified.

     The Board recommends a vote FOR the nominees. All of the nominees are directors who were previously elected by the shareholders as directors except for Mannie L. Jackson and Kathryn D. Wriston. If for any reason any nominee should not be a candidate for election at the time of the meeting, the proxies may be voted, in the discretion of those named as proxies, for a substitute nominee.

     Under the Corporation's rules for retirement of directors, a director is to retire as of the date of the Annual Meeting of Shareholders next following his or her seventieth birthday. The Board has asked Mr. McNerney and Mrs. Michelson to serve one additional year as directors as an exception to this rule. Mr. Scott will be 70 in June 1996 and, accordingly, his retirement as a director will commence immediately following the 1997 Annual Meeting. As a result, Mr. McNerney, Mrs. Michelson and Mr. Scott are standing for election as directors for terms expiring at the 1997 Annual Meeting. In order to create vacancies in the Class of 1997, Mr. Fiedler and Mr. Lorch, who are currently members of that Class, are resigning as directors effective with the 1996 Annual Meeting, and then are standing for re-election at the 1996 Annual Meeting as members of the Classes of 1999 and 1998, respectively.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS
                     TERMS EXPIRING AT 1997 ANNUAL MEETING

[PHOTO OF WALTER J. MCNERNEY]

WALTER J. MCNERNEY, Herman Smith Professor of Health Policy, J. L. Kellogg Graduate School of Management, Northwestern University since 1982; Chairman and a director, American Health Properties, Inc. since 1988; and managing partner of Walter J. McNerney and Associates, a management consulting firm in the health field, since 1982. From 1978 until 1981 he was President and chief executive officer, Blue Cross and Blue Shield Associations, the national coordinating agencies for 135 Blue Cross and Blue Shield plans. He is a director of Hanger Orthopedic Group, Inc., Medicus Systems, Inc., Nellcor, Inc., Osteo Tech, Inc., Value Health, Inc. and Ventritex Inc.

Mr. McNerney was elected a director in 1980 and is a member of the Finance and Pension and Audit Committees. He is 70 years old and owns 16,532 shares.

[PHOTO OF GERTRUDE G. MICHELSON]

GERTRUDE G. MICHELSON, until 1994 Senior Advisor and a director of R. H. Macy & Co., Inc., where she served as Senior Vice President for External Affairs until her retirement in 1992; she had been an officer of its major subsidiary since 1970. She is a director of Federated Department Stores, General Electric Company, The Chubb Corporation, and The Goodyear Tire & Rubber Company.

A director since 1979, Mrs. Michelson is Co-chair of the Board Affairs and Public Policy Committee and a member of the Compensation and Organization and Executive Committees; she served in 1995 as a member of the Ad Hoc Strategic Planning Committee. She is 70 years old and owns 15,835 shares.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

                      TERM EXPIRING AT 1997 ANNUAL MEETING
[PHOTO OF JOHN S. SCOTT]


JOHN S. SCOTT, retired as Chairman and Chief Executive Officer of Richardson-Vicks Inc., a subsidiary of The Procter & Gamble Company, in 1987; he had been chief executive officer of Richardson-Vicks Inc. since 1975. He is director emeritus of the Cambridge Biotech Corporation, and a director of The Perkin-Elmer Corporation, Fleet Financial Group and Creative Products Resource, Inc.

Mr. Scott has been a director since 1984 and is a member of the Executive and Audit Committees and Chair of the Compensation and Organization Committee. He is 69 years old and owns 6,279 shares.


                      TERM EXPIRING AT 1998 ANNUAL MEETING
[PHOTO OF GEORGE A. LORCH]


GEORGE A. LORCH, Chairman and Chief Executive Officer of Armstrong World Industries, Inc., since April 1994; he had been President and Chief Executive Officer since September 1993 and Executive Vice President and a director since 1988. He is a director of Household International, Inc.

Mr. Lorch, a director since 1993, is a member of the Board Affairs and Public Policy and Compensation and Organization Committees; he served in 1995 as a member of the Ad Hoc Strategic Planning Committee. He is 54 years old and owns 700 shares.


                     TERMS EXPIRING AT 1999 ANNUAL MEETING

[PHOTO OF STILLMAN B. BROWN]

STILLMAN B. BROWN, Managing General Partner, Harcott Associates, since 1987. Formerly, he was Executive Vice President, Corporate Development of United Technologies Corporation, where he was chief financial officer from 1979 until 1986. He is a director of Fleet Financial Group, and a member of the Board of Regents of the University of Hartford.


Mr. Brown has been a director since 1985. He is Chair of the Audit Committee and is a member of the Executive and Finance and Pension Committees; he served in 1995 as a member of the Ad Hoc Strategic Planning Committee. He is 62 years old and owns 10,500 shares.

[PHOTO OF EDGAR R. FIEDLER]

EDGAR R. FIEDLER, Vice President and Economic Counsellor, The Conference Board, since 1975. He is a director of Zurich American Insurance Company, Brazil Fund, Scudder Fund, Inc., Scudder Institutional Fund, Inc., Harris Insight Funds, and Emerging Mexico Fund, and a trustee of AARP Income Trust, AARP Insured Tax-Free Income Trust, and AARP Cash Investment Funds.

Mr. Fiedler, a director since 1976, is Chair of the Finance and Pension Committee and a member of the Board Affairs and Public Policy Committee. He is 66 years old and owns 25,858 shares.

            INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

                     TERMS EXPIRING AT 1999 ANNUAL MEETING

[PHOTO OF MANNIE L. JACKSON]

MANNIE L. JACKSON, majority owner and Chairman of Harlem Globetrotters International, Inc., a division of MJA, Inc. He retired as Senior Vice President Corporate Marketing and Corporate Administration of Honeywell Inc. after a 27 year career in 1995. He is a Director of Ashland Inc., Jostens, Inc., Reebok International Ltd., and Martech Controls, a South African subsidiary of Honeywell Inc. Mr. Jackson, a director since May 1995, is a member of the Audit Committee and the Finance and Pension Committee. He is 56 years old and owns 571 shares.

[PHOTO OF KATHRYN D. WRISTON]

KATHRYN D. WRISTON, trustee of the Financial Accounting Foundation, John A. Hartford Foundation and Practicing Law Institute, and a director of The Northwestern Mutual Life Insurance Company, Santa Fe Energy Resources Inc., Waccamaw Corporation and American Arbitration Association. She is 57 years old and owns 3,000 shares.


              INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                     TERMS EXPIRING AT 1997 ANNUAL MEETING


[PHOTO OF RICHARD H. AYERS]

RICHARD H. AYERS, Chairman and Chief Executive Officer of the Corporation. He joined The Stanley Works in 1972 and was elected Group Vice President in 1982, Executive Vice President in 1984, President in 1985 and Chairman in 1989. He is a director of Connecticut Mutual Investment Accounts Inc., Connecticut Mutual Financial Services Series Fund 1, Inc., The Perkin-Elmer Corporation, Southern New England Telecommunications Corporation, and New Britain General Hospital.

Mr. Ayers has been a director since 1985 and is chairman of the Executive Committee. He is 53 years old and owns 127,034 shares.


[PHOTO OF EILEEN S. KRAUS]

EILEEN S. KRAUS, Chairman, Fleet Bank, N.A. (Connecticut) since December 1995. She had been President, Shawmut Bank Connecticut, N.A. and Vice Chairman of Shawmut National Corporation since August 1992; Vice Chairman, Connecticut National Bank and Shawmut Bank, N.A. since June 1990 and Executive Vice President of those institutions since 1987. She is a director of Fleet Bank N.A., CPC International Inc., Kaman Corporation, and Yankee Energy Systems, Inc.

Ms. Kraus was elected a director in 1993 and is a member of the Audit, Executive, and Finance and Pension Committees. She is 57 years old and owns 2,369 shares.

              INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE
                     TERMS EXPIRING AT 1998 ANNUAL MEETING



[PHOTO OF JAMES G. KAISER]

JAMES G. KAISER, retired; served as President and Chief Executive Officer and a director of Quanterra Incorporated, a subsidiary jointly owned by Corning Inc. and International Technology Inc., from June 1994 to January 1996; from June 1992 he had been President of Enseco, an operating unit of Corning Lab Services, Inc., a subsidiary of Corning, Inc.; he had been Senior Vice President of Corning since 1986. He is a director of The Mead Corporation and The Sun Company, Inc. He also serves on the board of The Keystone Center, and on the advisory board of Wharton Spencer Stuart Directors Institute.


Mr. Kaiser has been a director since 1992 and is a member of the Audit Committee and the Compensation and Organization Committee. He is 53 years old and owns 3,520 shares.

[PHOTO OF HUGO E. UYTERHOEVEN]

HUGO E. UYTERHOEVEN, Timken Professor of Business Administration, Graduate School of Business Administration, Harvard University, where he has been a member of the faculty since 1960. He is a director of BBC Brown, Boveri & Com-pany, Ltd., Bombardier, Inc., Ciba-Geigy A.G., Ecolab, Inc. and Harcourt General, Inc.

Professor Uyterhoeven has been a director since 1975 and is a member of the Finance and Pension Committee and Co-chair of the Board Affairs and Public Policy Committee. He is 64 years old and owns 7,335 shares.


[PHOTO OF WALTER W. WILLIAMS]

WALTER W. WILLIAMS, retired; served as Chairman of the Board and Chief Executive Officer and director of Rubbermaid Incorporated from 1991 to 1992; he had been President and Chief Operating Officer and a director of Rubbermaid since 1987. Previously, he was Senior Vice President, Corporate Marketing and Sales with General Electric Company. He is a director of Paxar Corporation.


Mr. Williams has been a director since 1991 and is a member of the Board Affairs and Public Policy Committee, the Compensation and Organization Committee and in 1995 served as Chair of the Ad Hoc Strategic Planning Committee. He is 61 years old and owns 800 shares.


     Six meetings of the Board of Directors were held during 1995. The Board has the following committees, the number of times each committee met in 1995 being given in parentheses: Executive (1), Audit (2), Board Affairs and Public Policy
(3), Finance and Pension (3), Compensation and Organization (5) and Ad Hoc Strategic Planning (6). Membership on the various committees of the Board is noted in the biographical material above. Each incumbent director had an attendance record of 90% or greater at meetings, including meetings of committees, on which he or she served; attendance for all directors averaged 99%.


     The Executive Committee exercises all the powers of the Board of Directors during intervals between meetings of the Board; however, the Committee does not have the power to declare dividends or to do other things reserved by law to the Board.

     The Audit Committee nominates the Corporation's independent auditing firm, reviews the scope of the audit and approves in advance management consulting services, reviews with the independent auditors and the internal auditors their activities and recommendations including their recommendations regarding internal control, and meets with the independent auditors, the internal auditors and management, each of whom has direct and open access to the Committee. The Committee has invited all directors who are not members to attend any of the Committee's meetings such directors wish.

     The Board Affairs and Public Policy Committee makes recommendations to the Board as to board membership and will consider names submitted to it in writing by shareholders. The Committee also recommends directors for board committee membership and as committee chairs, and recommends compensation of directors. The Committee also provides guidance on major issues in areas of corporate social responsibility and public affairs, reviews and approves policy guidelines on charitable contributions and reviews all charitable contributions made.

     The Finance and Pension Committee advises in major areas concerning the finances of the Corporation and administers the pension plans of the Corporation and its subsidiaries.

     The Compensation and Organization Committee determines the compensation of officers other than the chief executive officer and chief operating officer (as to whom the Committee makes recommendations to the Board of Directors which then determines their compensation) and of non-officer senior executives. The Committee also administers the Corporation's senior executive compensation plans.

     The Ad Hoc Strategic Planning Committee, which disbanded in October 1995, provided guidance on the Corporation's planning process and strategic planning.


     For serving the Corporation as directors, directors receive an annual retainer of $21,000 and a fee of $1,000 for each Board or Committee meeting attended ($200 if attendance is by conference telephone). Committee chairs receive an additional annual fee of $1,000. Non-employee directors may defer any or all of their fees, with the deferred amounts accounted for either as shares of the Corporation or as cash accruing with interest at the treasury bill rate. Non-employee directors also receive bi-annually a ten-year option to purchase 500 of the Corporation's shares at an exercise price equal to the fair market value of such shares at the date of grant, and directors elected for the first time will receive Initial Options as described in the option plan.


SECURITY OWNERSHIP


     No person or group, to the knowledge of the Corporation, owns as much as five percent of the outstanding common shares, except as set forth below. State Street Bank and Trust Company, in various trustee capacities, owned as of December 31, 1995 of record 25.2% of the outstanding common shares. Included in these shares are 24.1% of the outstanding shares owned as Trustee under the Corporation's 401(k) Savings Plan for the benefit of the plan participants. The decisions with respect to the voting and the disposition of these shares are made by the respective plan participants.




(1) TITLE OF        (2) NAME AND ADDRESS OF                (3) AMOUNT AND NATURE OF   (4) PERCENT
    CLASS               BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP       OF CLASS
------------        -----------------------                ------------------------   ------------
Common Stock        State Street Bank and Trust Company    11,198,872 shares,             25.2%
$2.50 par value     225 Franklin Street                    in various trustee
                    Boston, Massachusetts 02100            capacities
--------------------------------------------------------------------------------------------------

     No director, nominee or executive officer owns more than .3% of the outstanding common shares. The executive officers and directors as a group own beneficially approximately 1% of the outstanding common shares, and the Corporation estimates present and former employees (including executive officers) own approximately 38% of the outstanding common shares. The following table sets forth information as of February 29, 1996 with respect to the shareholdings of the directors, nominees, each of the executive officers named in the table on page 11, and all directors, nominees, and executive officers as a group (the beneficial owner of the shares shown for the most part has sole voting and sole investment power):



                                                            COMMON SHARES
     NAME                                                   DIRECTLY OWNED
     ----                                                   --------------
     Richard H. Ayers ....................................  127,034 (1) (2) (3)
     Stillman B. Brown ...................................   10,500 (2)
     Thomas K. Clarke ....................................   18,881 (2) (3)
     Edgar R. Fiedler  ...................................   25,858 (2) (4)
     Richard Huck ........................................   39,691 (1) (2)
     R. Alan Hunter ......................................   60,586 (1) (2) (3)
     Mannie L. Jackson  ..................................      571 (2) (4)
     James G. Kaiser .....................................    3,520 (2) (4)
     Eileen S. Kraus .....................................    2,369 (2) (4)
     George A. Lorch .....................................      700 (2)
     Walter J. McNerney ..................................   16,532 (2) (4)
     Gertrude G. Michelson ...............................   15,835 (2) (4)
     John S. Scott  ......................................    6,279 (2) (4)
     Hugo E. Uyterhoeven  ................................    7,335 (2) (4)
     Stephen S. Weddle ...................................   46,522 (1) (2)
     Walter W. Williams  .................................      800 (2)
     Kathryn D. Wriston  .................................    3,000
     Directors and executive officers as a group  ........  472,718 (1) (2) (3) (4)



     (l) Includes shares held as of December 31, 1995 under the Corporation's 401(k) Savings Plan, as follows: Mr. Ayers, 13,434 shares; Mr. Huck, 6,136 shares; Mr. Hunter, 5,980 shares; Mr. Weddle, 8,844 shares; and all directors and executive officers as a group, 56,991 shares.

     (2) Includes shares which may be acquired by the exercise of stock options, as follows: Mr. Ayers, 67,039; Mr. Clarke, 11,655; Mr. Huck, 27,450; Mr. Hunter, 46,750; Mr. Weddle, 36,600; 500 in the case of each non-employee director except for Mr. Jackson; and all directors and executive officers as a group, 247,451.

     (3) Includes the share accounts maintained by the Corporation for those who have deferred their award payments under its Long-Term Stock Incentive Plans, as follows: Mr. Ayers, 27,667; Mr. Clarke, 4,046; Mr. Hunter, 1,330; and all directors and executive officers as a group, 35,272.


     (4) Includes the share accounts maintained by the Corporation for those of its directors who have deferred their director fees, as follows: Mr. Fiedler, 19,658 shares; Mr. Jackson, 471 shares; Mr. Kaiser, 2,698 shares; Mrs. Kraus, 1,769 shares; Mr. McNerney, 14,452 shares; Mrs. Michelson, 14,735 shares; Mr. Scott, 2,463 shares; and Mr. Uyterhoeven, 6,385 shares.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS


     The Compensation and Organization Committee of the Board of Directors is composed of five non-employee directors. The Committee makes recommendations to the Board of Directors as to the salaries and as to the performance targets under the Management Incentive Compensation Plan ("MICP") for the chief executive officer and for the chief operating officer; the Board then determines the salaries and targets under the MICP for these two officers. The Committee, itself, determines the salaries and MICP targets for officers other than these two officers and for the five most highly compensated non-officer senior executives. The Committee also administers the Long-Term Stock Incentive Plan ("LTSIP") and the 1990 Stock Option Plan. The Committee determined in October 1994 to cease making awards under the LTSIP (the last award under the LTSIP was made in November 1993 for the 1994-1998 award cycle); and to commence making annual grants of stock options under the 1990 Stock Option Plan, each initial grant in the case of those named in the table on page 11 to cover shares with a fair market value equal to about twice the salary of the respective optionees.


1995 AND 1996 CHANGES


     In May 1994 the Committee retained Hewitt Associates, a leading worldwide compensation consulting firm, to advise it with respect to executive compensation; Hewitt reported to the Committee in October 1994. Based on the Hewitt report, discussions with management and discussions within the Commit-tee, the Committee determined to modify the components of the Corporation's executive compensation. It determined to continue, generally, to set base salaries below the median for the average of manufacturing companies (based on Hewitt's survey of 287 manufacturing companies), and, in keeping with a desire to "pay for performance" and retain and attract high quality management, to raise incentive payout targets. Moreover, the Committee determined to make no further awards under the LTSIP. Instead, the Committee determined that for 1995 it would emphasize growth by adding net sales growth to return on equity as a goal under the MICP, the annual incentive plan, and that it would begin to make annual stock option grants.

     In October 1995 the Committee determined that for 1996 it would emphasize growth and profitablility by using earnings per share (before restructuring and related charges and before asset write-offs) as the quantitative goal under the MICP for 1996, and would subject the calculated award to a discretionary increase or decrease of up to 50%.


OVERVIEW


     In addition to providing the benefits under the Corporation's pension and savings plans generally provided to all United States salaried employees, Stanley uses four elements in compensating its executives: salary; annual incentive based on return on shareholders' equity (1993, 1994, and 1995), net sales growth (1995), and earnings per share (1996); long-term incentive based on earnings growth; and ten-year stock options. The Committee believes that this combination of four elements results in a substantial portion of total compen-sation being at risk and appropriately relates to the achievement of increased shareholder value through profitable growth.

     The Committee expects the total compensation package to be competitive, resulting in compensation in the middle range of U.S. manufacturing firms in years of average corporate performance and compensation above the norm in years of high levels of performance, after adjusting for the size (measured by net sales) of the Corporation. Based on Hewitt's 1995 executive compensation study covering 287 manufacturing companies, including 12 of those included in the Dow Jones Industrial Diversified Group Index reflected in the line graph on page 15, the Committee believes that total compensation for those named in the table on page 11 falls within this target. The Committee intends to attract and retain officers and executives and motivate them to achieve defined business goals. The Committee intends to take appropriate steps so that the compensation paid to executive officers meets the requirements for "performance-based compensation" (including shareholder approval) and is therefore deductible for federal income tax purposes by the Corporation under
Section 162(m) of the Internal Revenue Code.

SALARIES


     Each year the Corporation participates in a survey of salaries conducted by Hewitt Associates. Hewitt's 1995 survey covers 287 manufacturing corporations including 12 of those included in the Dow Jones Industrial Diversified Group Index reflected in the line graph on page 15. From these survey data, salary ranges are established each year for all executive positions within the Corporation. Actual base salary determinations are made on the basis of (a) these salary ranges, (b) individual performance (as evaluated by the Committee in its discretion), and (c) other factors that the Committee deems relevant. The 1995 salary of Mr. Ayers was about 20% below the median for these market survey data; this is in keeping with the Committee's philosophy of emphasizing at-risk corporate-performance-related compensation. Mr. Ayers' base salary was increased 5.1% as of July 1, 1995 to $515,000. The 1995 salaries of each of the others named in the table on page 11 ranged from about 25% below the median to about 5% above the median for their respective positions.


ANNUAL INCENTIVE BASED ON RETURN ON SHAREHOLDERS' EQUITY, NET SALES GROWTH, AND EARNINGS PER SHARE


     In 1995 the Committee used the MICP to compensate executives based on the Corporation's return on shareholders' equity (before restructuring and related charges and before asset write-offs) and net sales growth. The MICP provides for annual incentive awards to selected key executives (150 for 1995). For those included in the table on page 11, these awards for 1995 were based on return on average shareholders' equity and sales growth. Return on equity targeted performance was 17% with maximum award if the return were 25% and with no incentive payment if the return had been less than 9%. Sales growth targeted performance was 10% with maximum award at 15% sales growth and with no payment if sales growth were less than 5%. For 1995, Mr. Ayers would have received an incentive payment of 90% of base salary at target performance and an incentive payment of 180% of base salary if maximum performance had been achieved. The others named in the table on page 11 would have received an incentive payment of between 60% and 80% of salary at target performance, with a maximum award of 2 times their target percentage if performance of 25% return on equity and 15% sales growth had been achieved. For 1995, the Corporation's return on average shareholders' equity equaled 16.6% and sales growth was 4.5%, resulting in a payout for those listed in the table on page 11 equal to 64% of target.

LONG-TERM INCENTIVE BASED ON EARNINGS GROWTH

     The Committee has determined to make no further awards under the LTSIP. Accordingly, there will be no further payments under this plan after the 1992-96, 1993-97 and 1994-98 award cycles are completed. The Committee has used the LTSIP to compensate executives in relation to the Corporation's long-term performance, based on attainment by the Corporation of goals in growth in earnings over a five-year award cycle. For the three remaining award cycles the targeted earnings growth rate at which a participant receives 100% of his or her target incentive award is equal to twice the rate of change over the award cycle of United States gross domestic product plus the rate of change of inflation. Awards are usually paid in shares, which are valued at their average value over the five-year award cycle. For those included in the table on page 11, targeted performance results in an award equal to 50% of average base salary, with a maximum award of 100% of average base salary if targeted performance is doubled, and no award if performance is less than 50% of target (the award is proportion-ately increased or decreased between this threshold and maximum directly in relation to increases or decreases in the earnings growth performance of the Corporation). Awards were not paid in 1995 in respect of performance for the five-year award cycle 1990-94 (as reflected in column (h) of the summary compen-sation table on page 11) because the Corporation's earnings growth did not achieve the threshold minimum rate of 3.54%; in fact, the Corporation's earnings growth for the five-year Award Cycle 1990-94 was 1.26%.

MARKET APPRECIATION OF THE CORPORATION'S SHARES

     The Committee uses the Stock Option Plan to compensate executives based on market appreciation of the Corporation's shares, creating for executives an identity of interest with the Corporation's shareholders. The Committee plans to make annual stock option grants to those included in the table on page 11 and to about 129 other key employees. It is anticipated that each optionee will be treated proportionately based on base salary and impact of position on corporate results, with grants covering shares with a value on the date of grant equal to about one to two times the annual salary of the particular optionee.


     The Corporation's 1990 Stock Option Plan provides for the grant of non-qualified stock options and incentive stock options to key employees. The options may be for a term of up to ten years with an exercise price equal to at least the fair market value of the Corporation's common shares at the time of grant.

     The Committee has established guidelines for minimum stock ownership for participants in the Stock Option Plan. These guidelines provide that over a five-year period stock ownership will reach the following minimum levels, expressed as a multiple of base salary: five times for the chief executive officer, three times for the others appearing in the table on page 11, two times for others with corporate titles of vice president or who are the heads of business units, and one time for all other participants in the Plan.


CONCLUSION


     Through the programs described above, a very significant portion of the Corporation's executive compensation is linked directly to corporate perfor-mance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to share-holders, recognizing that the ups and downs of the business cycle from time to time may result in an imbalance for a particular period.


     COMPENSATION AND ORGANIZATION COMMITTEE
   John S. Scott (Chair)
   James G. Kaiser
   George A. Lorch
   Gertrude G. Michelson
   Walter W. Williams

SUMMARY COMPENSATION TABLE

     Set forth below is information concerning the compensation earned for service in all capacities (including director fees for Mr. Ayers) during the last three fiscal years for the Corporation's chief executive officer and its next four most-highly compensated executive officers.


                                                                             LONG-TERM
                                                                           COMPENSATION
-------------------------------------------------------------------------------------------------------------
                                                  ANNUAL
                                               COMPENSATION           AWARDS         PAYOUTS
-------------------------------------------------------------------------------------------------------------
           (a)                  (b)         (c)            (d)          (g)           (h)            (i)

                                                                                     LTIP         ALL OTHER
NAME AND PRINCIPAL                                                   OPTIONS/       PAYOUTS     COMPENSATION
POSITION                       YEAR     SALARY ($)      BONUS ($)    SARS (#)         ($)            ($)
-------------------------------------------------------------------------------------------------------------
Richard H. Ayers
Chairman and CEO               1995     502,500          287,947     24,700/0          0           311,809
                               1994     480,000          470,674     25,250/0          0           301,810
                               1993     460,000          229,690          0/0          0           268,743
Thomas K. Clarke
V.P., Corp. Develop.           1995     197,000           75,258          0/0          0           166,417
                               1994     193,500          130,447     10,600/0          0           155,611
                               1993     186,000           63,851          0/0          0           128,524
Richard Huck
V.P., Finance and CFO          1995     214,500           95,600     11,200/0          0            36,763
                               1994     198,000          145,615     10,950/0          0            51,124
                               1993     158,500           57,220          0/0          0            34,484
R. Alan Hunter
President and COO              1995     319,000          162,485     16,000/0          0            38,039
                               1994     300,000          257,400     16,250/0          0            51,442
                               1993     262,500          107,355          0/0          0            42,044
Stephen S. Weddle
V.P., Gen. Counsel &
Secretary                      1995     222,000           84,808     11,300/0          0           103,572
                               1994     212,000          142,918     11,600/0          0            99,799
                               1993     202,500           69,516          0/0          0            85,603
-------------------------------------------------------------------------------------------------------------


(a)      Mr. Clarke retired December 31, 1995.

FOOTNOTE TO COLUMN (i) OF SUMMARY COMPENSATION TABLE

Consists of above-market interest (i.e., interest in excess of 6.88% in the case of amounts deferred prior to 1992 and interest in excess of 9.5% in the case of amounts deferred in 1992, 1993 and 1994) on deferred management incentive awards; contributions to defined contribution pension plan of 2% of salary and bonus for each of the first 10 years of employment, 4% for each of the next 10 years of employment, and 6% for each of the years thereafter (as of January 1, 1995, this plan was merged into the Corporation's defined benefit plan with the effect that contributions will not be made for 1995 and later years); company match (one-for-two up to 7% of base salary) to savings plan; and insurance premiums paid for life insurance in addition to the life insurance generally available to salaried employees (this insurance fully vests at age 62 in an amount equal to 1.5 times salary).

                               ABOVE-
                               MARKET         DEFINED      SAVINGS                 COLUMN (i)
NAME               YEAR       INTEREST      2%, 4%, 6%      MATCH      INSURANCE      TOTAL
---------------------------------------------------------------------------------------------
R. H. Ayers        1995       267,248              0        34,061       10,500      311,809
                   1994       228,696         42,581        20,820        9,713      301,810
                   1993       193,156         43,248        20,664       11,675      268,743
T. K. Clarke       1995       140,733              0         6,895       18,789      166,417
                   1994       117,521         10,294         9,007       18,789      155,611
                   1993       100,462         10,269         8,353        9,440      128,524
R. Huck            1995        24,755              0         7,508        4,500       36,763
                   1994        24,581         15,313         6,930        3,300       51,124
                   1993        14,366         12,546         4,497        3,075       34,484
R. A. Hunter       1995        16,820              0        15,669        5,550       38,039
                   1994        11,631         20,368        14,257        5,186       51,442
                   1993         9,941         14,455        12,648        5,000       42,044
S. S. Weddle       1995        81,810              0        12,772        8,990      103,572
                   1994        69,923         11,261         9,625        8,990       99,799
                   1993        59,763         11,184         9,786        4,870       85,603

OPTION GRANTS IN 1995

The stock options granted in 1995 were granted on October 24 at market value that day of $46 per share. These grants are not exerciseable until the first anniversary of the date of grant.


----------------------------------------------------------------------------------------------------------------
                        INDIVIDUAL GRANTS
-------------------------------------------------------------------------------      POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                     ANNUAL RATES OF STOCK
                                                                                      PRICE APPRECIATION
                                         1995 GRANTS                                    FOR OPTION TERM
----------------------------------------------------------------------------------------------------------------
                                     % OF TOTAL
                          SHARES      OPTIONS
                        UNDERLYING   GRANTED TO    EXERCISE
                         OPTIONS      EMPLOYEES     PRICE      EXPIRATION
    NAME                 GRANTED      IN 1995     ($/SHARE)       DATE              5%                  10%
    (a)                    (b)          (c)          (d)           (e)              (f)                 (g)
----------------------------------------------------------------------------------------------------------------
R. H. Ayers              24,700         4.5%        46.00      10/23/2005     $      714,550      $    1,810,810
T. K. Clarke               --                        --              --                 --                  --
R. Huck                  11,200         2.0%        46.00      10/23/2005            324,007             821,096
R. A. Hunter             16,000         2.9%        46.00      10/23/2005            462,866           1,172,994
S. S. Weddle             11,300         2.1%        46.00      10/23/2005            326,899             828,427
All Shareholders           --          --            --              --        1,294,752,643       3,281,157,407
Named Executive
Officers' Percentage
of Realizable Value
Gained by All
Shareholders               --          --            --              --                 0.14%               0.14%



AGGREGATED OPTION EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES


                                                        NUMBER OF               VALUE OF
                                                 SECURITIES UNDERLYING        UNEXERCISED
                                                       UNEXERCISED            IN-THE-MONEY
                                                        OPTIONS                 OPTIONS
                     SHARES                          AT FY-END (#)           AT FY-END ($)
                  ACQUIRED ON        VALUE
                    EXERCISE        REALIZED          EXERCISABLE/            EXERCISABLE/
       NAME            (#)            ($)            UNEXERCISABLE           UNEXERCISABLE
        (a)            (b)            (c)                 (d)                     (e)
---------------------------------------------------------------------------------------------
R.H. Ayers                0               0           87,250/24,700        1,606,156/135,850
T. K. Clarke         11,159         163,821             23,441/0               820,376/0
R. Huck                   0               0           27,450/11,200         474,506/61,600
R.A. Hunter               0               0           46,750/16,000         832,719/88,000
S.S. Weddle               0               0           37,600/11,300         684,800/62,150
---------------------------------------------------------------------------------------------


(c) Based on exercise price of $30.125 and fair market prices on the respective exercise dates of $43.4375 and $46.50.

(e) Based on exercise prices of $30.125 for options granted December 19, 1990, $40.375 for options granted October 26, 1994, and $46.00 for options granted October 24, 1995; and year-end share value of $51.50.

DEFINED BENEFIT RETIREMENT PLAN


     Upon termination of employment, a participant receives the value of the benefit under the Corporation's Retirement Plan defined benefit formula. Under this defined benefit formula, the normal age for retirement is 65 when the formula yields the full defined benefit of 1% of average compensation (salary and bonus--in the case of the named executive officers, the amounts shown in columns (c) and (d) of the summary compensation table on page 11) for the five years of highest compensation, plus 0.3235% of the five-year average compensation in excess of the Social Security Maximum Earnings Base. This sum is then multiplied by years of credited service to calculate the value of the annual benefit.

     The following table illustrates the approximate annual pension under the defined benefit formula of the Retirement Plan for different levels of compensation and years of service for retirements which occur during 1996. The amounts shown include amounts restored by the Corporation's Supplemental Retirement Plan for Salaried Employees which would have been provided by the Retirement Plan except for the benefit limitations of the Internal Revenue Code on "qualified" plans (see below). The amounts shown are in addition to any benefits the employee may be entitled to under Social Security. The credited years of service for those identified in the table on page 11 are Mr. Ayers, 23 years; Mr. Clarke, 19 years; Mr. Huck, 25 years; Mr. Hunter, 21 years; and Mr. Weddle, 17 years.



   AVERAGE ANNUAL
  COMPENSATION FOR                              APPROXIMATE ANNUAL PENSION
    THE HIGHEST 5                              UPON RETIREMENT AT AGE 65
 CONSECUTIVE OF THE      ----------------------------------------------------------------------
    LAST 10 YEARS        15 YEARS OF     20 YEARS OF   25 YEARS OF    30 YEARS OF   35 YEARS OF
    OF EMPLOYMENT          SERVICE         SERVICE       SERVICE        SERVICE       SERVICE
    -------------        -----------     -----------   -----------    -----------   -----------
   $ 200,000 ..........    $ 36,662       $ 48,883      $ 61,104       $ 73,325      $ 85,546
     400,000 ..........      76,367        101,823       127,279        152,735       178,191
     600,000 ..........     116,072        154,763       193,454        232,145       270,836
     800,000 ..........     155,777        207,703       259,629        311,555       363,481
   1,000,000 ..........     195,482        260,643       325,804        390,965       456,126
   1,200,000 ..........     235,187        313,583       391,979        470,375       548,771


SUPPLEMENTAL PENSION PLAN

     The Corporation's defined benefit Retirement Plan and Savings Plan are "qualified" plans under the Internal Revenue Code and, accordingly, are subject to certain limitations of benefits which apply to "qualified" plans in general. The Corporation's Supplemental Retirement and Savings Plan for Salaried Employees restores these benefits on a non-qualified basis.

EXECUTIVE OFFICER AGREEMENTS

     The Corporation's executive officers have agreements with the Corporation which become effective only in the event of a change in control of the Corporation and which provide for payments of up to two years' compensation in certain cases in the event of the officer's resignation or involuntary termination.

COMPARISON OF 5 YEARS CUMULATIVE TOTAL RETURN AMONG THE STANLEY WORKS, S&P 500 INDEX, AND DOW JONES INDUSTRIAL DIVERSIFIED GROUP INDEX


     Set forth below is a line graph comparing the yearly percentage change in the Corporation's cumulative total shareholder return for the last five years to that of the Standard & Poor's 500 Stock Index (an index made up of 500 corporations including The Stanley Works) and the Dow Jones Industrial Diversified Group Index (an index made up of 18 corporations including The Stanley Works). Total return assumes reinvestment of dividends.


[GRAPH]

The points in the above table are as follows:

                            END         END        END         END         END         END
                           1990        1991       1992        1993        1994        1995
Stanley                    $100      $141.03     $152.23     $164.49     $136.87    $203.68

S&P 500                     100       130.47      140.41      154.56      156.60     215.46

DJ Ind'l Dvsf'd             100       118.41      144.47      176.53      161.91     212.02


     Assumes $100 invested on 12/31/90 in the Corporation's common stock, S&P 500 Index and Dow Jones Industrial Diversified Group Index. The Dow Jones Industrial Diversified Group Index consists of the following 18 corporations:
AlliedSignal Inc., CBI Industries, Inc., Cooper Industries, Inc., Crane Co., The Dexter Corporation, Dover Corporation, FMC Corporation, Harsco Corporation, Illinois Tool Works Inc., Ingersoll-Rand Company, National Service Industries, Inc., Parker-Hannifin Corporation, PPG Industries, Inc., Raychem Corporation, The Stanley Works, Tenneco Inc., Trinova Corporation and Tyco International
Ltd.

APPROVAL OF AMENDMENT OF THE CORPORATION'S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES


     The shareholders are asked to consider and vote upon a proposal to approve a resolution which amends Section 3 of the Corporation's Restated Certificate of Incorporation to increase the authorized number of common shares from 110,000,000 to 200,000,000. The proposed resolution is set forth in full in Exhibit A at the end of this proxy statement.

     The Company is presently authorized to have issued and outstanding 120,000,000 shares, consisting of: (a) 110,000,000 shares of Common Stock, par value $2.50 per share, and (b) 10,000,000 shares of Preferred Stock, without par value, issuable in series. The proposed amendment does not change the express terms of the Common Stock. No change in the express terms or in the number of authorized shares of Preferred Stock is proposed. As the Restated Certificate of Incorporation presently reads, shareholders have no preemptive rights. As of February 9, 1996, there were 44,755,982 shares of Common Stock issued and outstanding, 1,425,406 shares of Common Stock held in treasury and no shares of Preferred Stock outstanding. In addition, there were approximately 9,820,506 shares of Common Stock reserved for issuance pursuant to the 1988 Long-Term Stock Incentive Plan, the 1990 Stock Option Plan, the Employee Stock Purchase Plan, and the Stock Option Plan for Non-Employee Directors (the "Benefit Plans").

     The shareholders are being asked to approve an increase in the authorized number of shares of Common Stock to make sufficient shares available for general corporate purposes including possible stock splits or dividends and possible acquisitions in the future. No further authorization is required for the issuance of such additional shares for general corporate purposes except that further shareholder action would be required in connection with the authorization of additional shares of Common Stock for issuance under the Benefit Plans or a new plan or under applicable stock exchange regulations. The rules of the New York Stock Exchange currently require shareholder approval in connection with an issuance of Common Stock (including securities convertible into Common Stock) in certain circumstances, including in acquisitions from related parties or a transaction or series of related transactions, other than a public offering for cash, if, among other things, the number of shares of Common Stock to be issued is 20% or more of the Common Stock outstanding before such issuance. The Board of Directors believes that the additional authorized shares of Common Stock under the proposed amendment will allow sufficient flexibility to deal with situations in the future that may arise from time to time that do not require shareholder approval.

      The Company has no present agreement, commitment, plan or intent with respect to the sale or issuance of shares of Common Stock other than as relates to issuances currently authorized under the Benefit Plans. If this proposal is approved by the Corporation's shareholders, the Board of Directors is considering authorization of a two-for-one stock split in the form of a stock distribution although, at the present time, there is no assurance that the Board will undertake such action. If such stock split is authorized, the Board of Directors would issue one additional share of Common Stock for each share held on the record date to be determined by the Board of Directors to effectuate the stock split. As a result of such stock split, the Corporation would transfer $2.50 for each new share of Common Stock issued in the stock split from retained earnings to the Stock account as of the effective date of the stock split.

     Depending on future market conditions, the Corporation's financial condition, and other factors, such a stock split is being considered at this time because it would place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the Corporation's Common Stock and more widespread ownership of the Corporation. While the impact on the market price of the shares of Common Stock of the Corporation cannot be predicted with certainty, it is likely that such a stock split would initially result in the market price of each share being approximately one-half of that previously prevailing, although the market value of all shares held by a particular shareholder should remain approximately the same. Such a stock split may also cause brokerage commissions (which may be subject to negotiation) and other expenses associated with buying or selling shares of stock to increase in certain transactions involving the purchase or sale of shares. If the Board of Directors authorizes a two-for-one stock split in the form of a stock distribution, appropriate adjustment will be made on the effective date of such split with respect to shares of Common Stock available for issuance under the Benefit Plans.

     Of the 200,000,000 common shares to be authorized, after taking into account the possible stock split, approximately 90 million shares would be outstanding in the hands of shareholders; approximately 11 million shares would be reserved for the Corporation's stock option plans; approximately 6 million shares for the Employee Stock Purchase Plan; and approximately 3 million shares for the Long-Term Stock Incentive Plan.

     Each outstanding share of Common Stock also includes one Preferred Stock Purchase Right that was issued pursuant to the Rights Agreement, dated as of January 31, 1996, between the Company and the Right's Agent (currently State Street Bank and Trust Company). The Rights will expire on March 10, 2006 unless earlier redeemed by the Company. Each share of Common Stock issued pursuant to any stock split authorized by the Board of Directors would also include one Right.

     The Corporation has been advised by its counsel that under Federal income tax law: the adoption of the proposed amendment to the Restated Certificate of Incorporation or the issuance of additional shares of Common Stock in connection with a stock split in the form of a stock distribution will result in no gain or loss or any other form of taxable income. In addition, the tax basis for shares in the hands of a shareholder prior to the distribution of the stock split shares would become the tax basis for the total number of shares to be held by such shareholder immediately after such distribution, and the holding period of the newly acquired shares would be deemed to be the same as the holding period of the corresponding shares held prior to the stock split. The laws of jurisdictions other than the United States may impose income taxes on the issuance of additional shares in connection with a stock split in the form of a stock distribution and shareholders subject to those laws are urged to consult their tax advisors.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     The Board of Directors recommends approval of the amendment to the Restated Certificate of Incorporation. The approval of the resolution to amend the Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the meeting.



APPROVAL OF INDEPENDENT AUDITORS

     The third item of business to be considered is the approval of independent auditors for the Corporation to perform the annual audit for the 1996 fiscal year. Subject to the action of the shareholders at the Annual Meeting, the Board of Directors of the Corporation, on recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP, certified public accountants, as the independent auditors to audit the financial statements of the Corporation for the current fiscal year. The Board may appoint a new accounting firm at any time if it believes that such a change would be in the best interest of the Corporation and its shareholders.


     Ernst & Young and their predecessor firms have been the Corporation's auditors for the last 52 years. Total Ernst & Young fees for 1995 were $1,593,000. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     The Audit Committee of the Board of Directors approves all audit and non-audit services provided by Ernst & Young. The Audit Committee believes that non-audit services have had no effect on auditor independence.

     The Board of Directors recommends a vote FOR approving Ernst & Young LLP as independent auditors of the Corporation for the year 1996.


OTHER MATTERS


     The Securities and Exchange Commission Form 4's filed in December 1994 and October 1995 on behalf of Theresa F. Yerkes, Stanley's Vice President and Controller, inadvertently omitted shares beneficially owned by her spouse and shares sold by her and her spouse, respectively. Upon discovery, amendments were promptly filed.


     Management does not know of any matters to be presented at the meeting other than the matters described in this Proxy Statement. If, however, other business is properly presented to the meeting, the proxy holders named in the accompanying form of Proxy will vote the Proxy in accordance with their best judgment. Shareholder proposals intended to be presented to the Corporation's 1997 Annual Meeting must be received by the Corporation not later than November 10, 1996 for inclusion in the Corporation's Proxy Statement and form of Proxy relating to such meeting, and must be received between January 18, 1997 and February 17, 1997 to otherwise be properly presented to the meeting.

                                                      For the Board of Directors

                                                           STEPHEN S. WEDDLE

                                                               Secretary

                                   APPENDIX A

     RESOLVED: That Section 3 of the Restated Certificate of Incorporation of The Stanley Works be and it hereby is amended as follows:


     "The stock of said corporation shall consist of 210,000,000 shares, divided into 200,000,000 common shares of the par value of $2.50 per share and 10,000,000 preferred shares, without par value. The Board of Directors is authorized to fix and determine the terms, limitations and relative rights and preferences of the preferred shares including, without limitation, any voting rights thereof, to divide the preferred shares into and to issue the same in series, to fix and determine the variations among series to the extent permitted by law, and, within the limits from time to time of the authorized but unissued common shares to provide that preferred shares, or any series thereof, may be convertible into the same or a different number of common shares.

     Shareholders, whether of common or preferred shares, shall have no preemptive rights with respect to any of the common or preferred shares. Upon conversion of preferred shares into common shares, the preferred shares surrendered in such conversion shall be retired unless the Board of Directors takes specific action that the same be canceled.


     Without limiting the powers now possessed by it, said corporation is vested with all the privileges and powers enumerated in the general corporation laws of this state as now existing or hereafter amended. Its officers and directors shall have the powers given to directors and officers of corporations in said general corporation laws. Said corporation is authorized to add to and otherwise amend its corporate powers and purposes in the extent and manner permitted to corporations organized under said general corporation laws, provided that the subject matter of such changes could have been lawfully inserted in the original certificate of incorporation of a corporation organized under said general corporation laws and provided further that certificates of such changes be filed with the secretary of the state as therein provided."

                                                               [STANLEY(R) LOGO]
                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                 OF SHAREHOLDERS
                                                                       AND PROXY
                                                                       STATEMENT



                                 ===============================================
                                                   MEETING DATE: APRIL 17, 1996

                                THE STANLEY WORKS

                            PROXY FOR ANNUAL MEETING

                                 APRIL 17, 1996

The undersigned appoints Richard H. Ayers, Edgar R. Fiedler and Hugo E. Uyterhoeven, with full power of substitution, as proxies to act and vote on the signer's behalf at the Annual Meeting of Shareholders of THE STANLEY WORKS, and at any adjournments thereof, upon such business as may come before the meeting.

WHEN SIGNED AND RETURNED, THIS PROXY WILL BE VOTED AS DIRECTED BY YOU. IF SIGNED AND RETURNED WITH NO DIRECTION, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.


PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?

-------------------------------

-------------------------------

-------------------------------


DO YOU HAVE ANY COMMENTS?

-------------------------------

-------------------------------

-------------------------------

IF YOU HAVE NOTED EITHER AN ADDRESS CHANGE OR COMMENTS ABOVE, PLEASE BE SURE TO MARK THE APPROPRIATE BOX ON THE REVERSE SIDE OF THIS CARD.

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE

                                          FOR     WITHHOLD   FOR ALL EXCEPT
ITEM 1.) Election of Directors.           / /       / /           / /
         Nominees:


          Walter J. McNerney, Gertrude G. Michelson, John S. Scott, George A. Lorch, Stillman B. Brown, Edgar R. Fiedler,
          Mannie L. Jackson and Kathryn D. Wriston.


     INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the "For All Except" box and strike a line through the nominee's name.

ITEM 2.)  Approve amendment to Restated        ITEM 3.) Approve Ernst & Young as
          Certificate of Incorporation.                 independent auditors for
                                                        1996.


          FOR   AGAINST  ABSTAIN        FOR    AGAINST    ABSTAIN

          / /    / /      / /           / /      / /       / /

The Board of Directors recommends a vote FOR Items 1, 2 and 3.


RECORD DATE SHARES:

CONFIDENTIAL VOTING
DO YOU WISH THIS VOTE TO REMAIN CONFIDENTIAL?  IF SO, MARK THIS BOX.   / /

Mark box at right if comments or address change have been noted on the reverse
side of this card.                                                     / /

Please be sure to sign and date this Proxy.


Date________________

_____________________________________

_____________________________________
Shareholder sign here    Co-owner sign here


Please sign exactly as indicated hereon. When signing as attorney, executor, trustee, etc., please give full title.

DETACH CARD                                                        DETACH CARD

Dear Fellow Shareholder:

         The Board of Directors appreciates and encourages shareholder participation in Stanley's affairs. Whether or not you plan to attend the meeting, it is important that your shares be represented. Accordingly, we request you to sign, date, and mail the enclosed proxy in the envelope provided at your earliest convenience.

         Thank you for your cooperation.